UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of Report:  September 3, 2015

(Date of earliest event reported)

eGAIN CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35314	77-0466366
(State or other jurisdiction of	(Commission File Number)	(I.R.S. employer
incorporation or organization)		identification number)

1252 Borregas Avenue, Sunnyvale, California 94089

(Address of principal executive offices, including zip code)

(408) 636-4500

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 1, 2015, eGain Corporation (the “Company”) entered into Amendment Number One (the “Amendment”) to that certain Credit Agreement, dated as of November 21, 2014 (as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the lenders party thereto (“Lenders”), and Wells Fargo Bank, National Association, as administrative agent. Pursuant to the Amendment, the Company increased the total maximum revolving loan commitments thereunder (“Revolving Loans”) from $10.0 million to $15.0 million and increased the quarterly amortization payments of the term loan under the Credit Agreement (the “Term Loan”) to $187,500 for the quarters ending September 30, 2015 through December 31, 2015 and $250,000 in each quarter ending thereafter.  In connection with the Amendment, certain fees were also modified such that prior to the first anniversary of the Amendment, voluntary repayments of the Term Loan, voluntary permanent reductions of the commitment related to the Revolving Loans and certain mandatory prepayments will be subject a prepayment premium of 1.0% of the amount prepaid or reduced.  The financial covenants concerning minimum EBITDA and liquidity levels contained in the Credit Agreement were modified in the Amendment as follows:

•

the Company is required to achieve minimum EBITDA of not more negative than $1.68 million for the  three (3) month period ending September 30, 2015 and not more negative than $2.228 million for the six (6) month period ending December 31, 2015.  Thereafter, minimum EBITDA levels will be based on amounts agreed to by the Company and the requisite lenders based upon annual projections delivered to the agent, and the failure to reach an agreement on reset minimum EBITDA levels acceptable to the agent in its sole discretion shall constitute an event of default under the Credit Agreement; and

•

the Company is required to achieve minimum liquidity of at least $5.5 million for the month ending September 30, 2015; $6.5 million for the month ending October 31, 2015, $7.5 million for the month ending November 30, 2015 and $10.0 million for the month ending December 31, 2015 and at all times thereafter.

As was previously the case prior to the effectiveness of the Amendment, once the Company has achieved (but in any event no earlier than June 30, 2016) a minimum Fixed Charge Coverage Ratio (as defined in the Credit Agreement) of 1.50 to 1.00 and a Leverage Ratio of less than 2.50 to 1.00, the Company will be required to comply with a minimum Fixed Charge Coverage Ratio and a specific Leverage Ratio, in lieu of the minimum EBITDA and liquidity covenants.  Finally, the amendment also modifies the circumstances in which the composition of the Company’s board of directors would constitute a change of control, and hence, an event of default under the Credit Agreement.

The foregoing description of the Amendment is qualified in its entirety by references to the terms of the Amendment, which is attached to this Current Report on Form 8-K as Exhibits 10.1 and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 1, 2015, the Company entered into the Amendment described above. The information provided in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit No.	Description

10.1	Amendment Number One to Credit Agreement, dated as of September 1, 2015, by and among the Company, the lenders identified on the signature pages thereto, and Wells Fargo Bank, National Association.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 3, 2015	eGAIN CORPORATION

	By:	/s/ Eric N. Smit
Eric Smit Chief Financial Officer (Principal Financial and Accounting Officer and Duly Authorized Signatory)